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                                                                    Exhibit 99.2
                            [NEENAH FOUNDRY GRAPHIC]


FOR IMMEDIATE RELEASE                                CONTACT: WILLIAM BARRETT

                                                              President & CEO

                                                              (920) 725-7000

NEENAH FOUNDRY COMPANY ANNOUNCES PROPOSED REFINANCING

NEENAH, WI - OCTOBER 10, 2006

     Neenah Foundry Company (the "Company") announced today a proposed offering of $300 million aggregate principal amount of Senior Secured Notes in fixed and floating rate tranches. The notes will be offered and sold in a private offering only to qualified institutional investors and to persons outside of the United States. If the offering is completed, the proceeds of the offering and borrowings under a new senior secured revolving credit facility will be used to repay the Company's outstanding indebtedness under its existing credit facility as well as to repurchase any and all of the Company's outstanding 11% Senior Secured Notes due 2010 in an issuer tender offer separately announced today and to redeem its 13% Senior Subordinated Notes due 2013.

     The notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes.